Exhibit 99.1

EVERI REPORTS 2017 THIRD QUARTER RESULTS

AND ANNOUNCES INTENT TO REPRICE TERM LOAN

Q3 Revenues of $247.3 Million, Net Loss of $4.3 Million

and Adjusted EBITDA of $53.2 Million

Company Intends to Reprice $820 Million Senior Secured Term Loan; Evaluating

Opportunities to Refinance $350 Million 10% Senior Unsecured Notes to Further Lower

Annual Cash Interest Costs

Las Vegas, NV – October 30, 2017 – Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported financial results for the third quarter ended September 30, 2017, as summarized in the table below. In addition, Everi announced plans to leverage favorable market conditions to reprice its Senior Secured Term Loan (the “Term Loan”) as well as to evaluate the refinancing of its 10% Senior Unsecured Notes (the “Unsecured Notes”) to lower cash interest costs, extend debt maturities and lower its cost of capital.

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended September 30,
	2017	2016
	(in millions, except per share amounts)
Revenues	$247.3	$222.2

Operating income	$19.8	$11.6

Net loss	$(4.3)	$(8.3)

Net loss per diluted share	$(0.06)	$(0.12)

Diluted shares outstanding	66.9	66.0

Adjusted EBITDA (1)	$53.2	$51.6

(1)	For a reconciliation of net loss to Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

Michael Rumbolz, President and Chief Executive Officer of Everi, commented, “Our operating momentum continued in the 2017 third quarter as revenues improved 11% and Adjusted EBITDA rose 3% year over year.  The benefits from our successful execution against our strategic operating priorities is also evident in our year-to-date performance as revenue and Adjusted EBITDA growth in both our Payments and Games segments has resulted in consolidated revenue and Adjusted EBITDA growth of 13% and 9%, respectively, compared to the first nine months of 2016.  Our progress and improved financial position creates the opportunity for Everi to pursue activities in the debt markets that if completed will help accelerate the growth of our free cash flow generation.

“The investments and process changes we have made in our Games business are driving consistent advancements in the quality and diversity of our product portfolio as our development teams continue to expand the segments of the gaming floor our games address and the level of entertainment value they provide to players.  As a result, we are generating higher year over year unit sales, and we are beginning to see momentum for installed base growth and daily win per unit improvement.  With new products such as our Class II wide-area and Class III local-area progressives featuring licensed content, new form factors being introduced at a faster rate, and our continued focus on innovation, Everi competes more favorably today across the full spectrum of electronic gaming entertainment than at any time in our history. We expect this will help drive growth for our installed base unit count, our daily win per unit, and in our annual ship share over the next several years.

“We also continue to invest in Payments product innovation which is further elevating our market position and driving consistent performance, including six consecutive quarters of revenue and Adjusted EBITDA growth.  Our customers increasingly rely on Everi for cash access and compliance solutions that help them improve their operating efficiency and provide more cash to the casino floor.  This has allowed our Payments segment to benefit from ongoing growth in same-store gaming revenue and from new business wins related to new casino openings and competitive takeouts.  As our data-driven Payments solutions become more fully integrated throughout our customers’ operations, we are creating more long-term opportunities for growth.”

Mr. Rumbolz concluded, “We recently completed the most successful Global Gaming Expo (“G2E”) in the Company’s history with very positive customer feedback regarding the level of new product innovations we introduced for both our Games and Payments product offerings.  Our focus on technological innovation to meet the gaming entertainment and cash access needs of our customers and their players, combined with the operating discipline that we have demonstrated, clearly have us on the right path to generate higher free cash flow in future periods and create incremental value for our shareholders.”

Intention to Reprice Term Loan and Evaluation of Unsecured Notes Refinancing

Everi also announced today that it intends to capitalize on its improved financial position and favorable market conditions to reprice its $820 million Term Loan that is scheduled to mature in 2024.  The Company anticipates that the repricing of its Term Loan will be completed within the next fourteen days.  Everi is also evaluating opportunities to refinance its $350 million 10% Senior Unsecured Notes due 2022.  The goal of these activities is to reduce cash interest costs and to extend the debt maturity profile. There can be no assurance that the Company will complete a repricing of its Term Loan or that it will refinance its Unsecured Notes.

Randy Taylor, Executive Vice President and Chief Financial Officer for Everi, commented, “Our consistent successful execution against our operating initiatives continues to generate improvements in our financial profile.  As a result, we believe there is an opportunity to follow up the refinancing completed earlier this year with additional actions to further lower our annual cash interest costs.  If we are successful with these actions, the benefit to our future free cash flow generation can be significant as reductions in our annual cash interest expense would further strengthen the foundation we have established to achieve accelerating free cash flow generation going forward.”

Third Quarter 2017 Results Overview

Revenues for the third quarter of 2017 increased 11.3% to $247.3 million from $222.2 million in the third quarter of 2016.  Games and Payments segment revenues were $55.4 million and $191.9 million, respectively, for the third quarter of 2017. The Company reported operating income of $19.8 million for the third quarter of 2017 compared to operating income of $11.6 million in the prior-year period.

The Company recorded a loss before income tax of $3.6 million in the third quarter of 2017 compared to a loss before income tax of $13.2 million in the third quarter of 2016.  Net loss for the third quarter of 2017 was $4.3 million compared to a net loss of $8.3 million in the prior-year period. Diluted loss per share was $0.06 in the third quarter of 2017 compared to diluted loss per share of $0.12 in the prior-year period.

Adjusted EBITDA for the third quarter of 2017 increased $1.6 million, or approximately 3%, to $53.2 million from $51.6 million in the third quarter of 2016.  Games and Payments segment Adjusted EBITDA for the three months ended September 30, 2017 was $29.4 million and $23.8 million, respectively.  Games and Payments segment Adjusted EBITDA for the three months ended September 30, 2016 was $29.2 million and $22.4 million, respectively.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended September 30,
	2017	2016
	(in millions, except unit amounts and prices)

Revenues	$55.4	$56.2

Operating income (loss)	$1.8	$(4.2)

Adjusted EBITDA (1)	$29.4	$29.2

Unit sales:
Units sold	817	783
Average sales price ("ASP")	$17,251	$17,258

Gaming operations installed base:
Average units installed during period:
Average units installed	13,098	13,203
Approximate daily win per unit	$27.13	$27.53

Units installed at end of period:
Class II	8,837	7,908
Class III	4,378	5,379
Total installed base	13,215	13,287

Installed base - Oklahoma	6,684	7,238
Installed base - non-Oklahoma	6,531	6,049
Total installed base	13,215	13,287

Premium units	2,348	1,803

(1)	For a reconciliation of net loss to Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

2017 Third Quarter Games Segment Highlights and Recent Developments:

•

Revenues were $55.4 million in the third quarter of 2017 compared to $56.2 million in the third quarter of 2016. The TournEvent of Champions® slot tournament, which is held annually at G2E, occurred in the fourth quarter of 2017 compared to the third quarter in the prior year. As a result, approximately $2.0 million of related revenue that was recognized in the third quarter of 2016 will this year be recognized in the fourth quarter of 2017.

•

Revenues from gaming operations were $39.1 million in the third quarter of 2017 compared to $41.4 million in the prior-year period.  The decline is primarily attributable to the above noted timing of the TournEvent of Champions® event.

•

The installed base at September 30, 2017 declined 72 units year over year to 13,215 units but increased 273 units on a quarterly sequential basis primarily driven by growth in premium units. Premium units rose 30% year over year and 15% on a quarterly sequential basis to 2,348 units. The non-Oklahoma installed base increased 8% year over year and 5% on a quarterly sequential basis.

•

Estimated daily win per unit (“DWPU”) was $27.13 for the third quarter of 2017 compared to $27.53 in the prior-year period representing the lowest year-over-year decline in seven quarters.  As expected, the recent growth in the installed base from premium units, as well as in non-Oklahoma units, is offsetting the impact on DWPU from the removal of higher-performing third-party Class III units from the installed base.

•	Revenues from the New York Lottery business were $4.7 million in the third quarter of 2017 compared to $4.6 million in the prior-year period.
•

The Company generated revenues of $16.3 million in the third quarter of 2017 from the sale of 817 gaming units.  In the prior-year period, the Company generated revenues of $14.8 million from the sale of 783 gaming units.

Payments Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended September 30,
	2017	2016
	(in millions, unless otherwise noted)

Revenues	$191.9	$166.0

Operating income	$18.0	$15.8

Adjusted EBITDA (1)	$23.8	$22.4

Aggregate dollar amount processed (in billions):
Cash advance	$1.6	$1.3
ATM	$4.5	$3.7
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.4	2.2
ATM	21.6	18.4
Check warranty	0.9	0.9

(1)	For a reconciliation of net loss to Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

2017 Third Quarter Payments Segment Highlights:

•

Revenues increased approximately 15.6% to $191.9 million in the third quarter of 2017 compared to $166.0 million in the prior-year period.  The growth reflects segment-wide strength and included growth in core cash access revenue as a result of same store transactions and dollars processed increases and surcharge and service fee increases implemented by customers. Payments segment revenue also continues to benefit from new customer wins since the third quarter of 2016 and throughout 2017, including new casino openings, competitive takeouts, the expansion of ATM services into Canada, and increases in Everi Compliance revenue.

•	Cash advance revenues increased approximately 18.4% to $74.1 million in the third quarter of 2017 compared to $62.6 million in the prior-year period.
•	ATM revenues increased approximately 19.1% to $101.5 million in the third quarter of 2017 compared to $85.2 million in the prior-year period.
•	Check services revenues increased approximately 7.8% to $5.5 million in the third quarter of 2017 compared to $5.1 million in the prior-year period.
•

Other revenues declined $2.2 million to $10.8 million in the third quarter of 2017 as the prior-year period benefited from the sale of approximately 40 kiosks for a new casino opening in Maryland.  Revenue from Everi Compliance for the third quarter of 2017 exceeded revenue from the comparable prior year period and year-to-date Everi Compliance revenues are up 34% compared to the first nine months of 2016.

Current 2017 Outlook

Everi now expects 2017 full year Adjusted EBITDA to be at the high end of the previously provided range of $209 million to $212 million.  The Company also provided the following updates on a range of business metrics and assumptions:

•

The Company has raised its expectation for full year Games segment unit sales to an increase of approximately 20% compared to the 2,954 units sold in 2016.  The Company’s prior expectation was for a 12% - 15% increase in the full year unit sales.  Unit sales for the fourth quarter of 2016 benefited, in part, from the sale of approximately 90 units to new casino openings in New York.  While the Company does not expect a similar level of new casino openings in the 2017 fourth quarter, it does expect positive momentum from G2E will result in fourth quarter unit sales that are comparable to the prior-year fourth quarter sales of 920 units.

•

The installed base for the Games segment at December 31, 2017 is expected to be higher than the reported installed base at December 31, 2016 reflecting, in part, the benefit from growth in the premium unit installed base, including expected growth in Jackpot Lockdown™ Class II wide-area progressive (“WAP”) units as well as new premium licensed brands that will also be offered as Class III local-area progressive games that will be introduced over the remainder of 2017.  The Company does not expect any material additional Class II unit removals from certain California tribal customer facilities, due to changes in their tribal gaming compacts with the state, in the fourth quarter of 2017.

•

Based on the expected growth in the installed base in the 2017 fourth quarter, including the expected growth in placements of higher performing WAP and other premium units, the Company expects DWPU in the fourth quarter of 2017 will approximate the DWPU reported in the prior-year quarter.

•

Fourth quarter Payments segment revenue is expected to increase in the low-double digits year over year and Adjusted EBITDA is expected to grow in the mid-single digits compared to the fourth quarter of 2016.  This assumes sustained performance in the gaming industry and United States economy as a whole.  These growth percentages also reflect the impact of several new casino wins in the second half of 2016 that will anniversary in the second half of 2017.

•

Revenue from the sale and service of fully integrated kiosks and compliance products are expected to be lower in the fourth quarter of 2017 compared to 2016.  These assumptions are reflected in the overall Payments revenue and Adjusted EBITDA growth expectations discussed above.

•

Capital expenditures in 2017 are expected to exceed the $105 million which was the top end of the previously provided range of $95 million to $105 million.  This expectation includes capital expenditures related to approximately 400 units that will be delivered to a new tribal casino in South Bend, Indiana in the fourth quarter of 2017 and which will begin to generate revenue and will be added to the installed base unit count early in the first quarter of 2018 upon the opening of this casino.  The full year expectation also includes approximately $10.1 million of additional placement fee payments made in the third quarter of 2017.

•	Depreciation expense is expected to be between $46 million and $47 million.
•

Amortization expense is expected to decline significantly from the $94.6 million reported in 2016 to between $70 million and $71 million.  This reduction is the result of certain intangible assets that were recorded as part of the Company’s purchase price allocation from the merger of Everi and Everi Games Holding Inc. becoming fully amortized in 2016.

•

Net Interest expense is estimated to be between $95 million and $96 million, inclusive of Vault Cash interest expense of between $4 million and $5 million and non-cash amortization of debt issuance costs of approximately $6 million for 2017. This estimate does not include any potential interest savings nor any potential loss that could be incurred as a result of the proposed Term Loan repricing or potential refinancing of the Senior Unsecured Notes.

•	The Company expects to record a provision for income tax of between $4 million and $5 million for 2017, which includes cash tax payments of between $1 million and $2 million.

For a reconciliation of projected net loss to projected Adjusted EBITDA, see Reconciliation of Projected Net Loss to Projected EBITDA and Projected Adjusted EBITDA provided at the end of this release.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its 2017 third quarter results today at 5:00 p.m. ET.  The conference call may be accessed live over the phone by dialing (800) 289-0548 or for international callers by dialing (719) 325-4907.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the PIN number is 1977803.  The replay will be available until November 6, 2017. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Adjusted EBITDA Margin, net cash position and net cash available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, these measures should not be considered in isolation or as a substitute for, and should be read in conjunction with, our (i) net earnings (loss), operating income (loss), basic or diluted earnings (loss) per share and cash flow data prepared in accordance with GAAP, with respect to Adjusted EBITDA and Adjusted EBITDA Margin, and (ii) cash and cash equivalents prepared in accordance with GAAP, with respect to net cash position and net cash available.

We define Adjusted EBITDA as earnings (loss) before interest, taxes, loss on extinguishment of debt, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, separation costs related to the Company’s former CEO, write-down of note receivable and warrant, and loss on sale of the aircraft. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues.

A reconciliation of the Company’s net loss per GAAP to Adjusted EBITDA and Adjusted EBITDA Margin is included in the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release. Additionally, a reconciliation of each segment’s operating income (loss) to Adjusted EBITDA is also included. On a segment level, operating income (loss) per GAAP, rather than net earnings (loss) per GAAP, is reconciled to Adjusted EBITDA as the Company does not report net earnings (loss) by segment. In addition, Adjusted EBITDA Margin is provided on a segment level. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

We define (i) net cash position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) net cash available as net cash position plus undrawn amounts available under our revolving credit facility. We present net cash position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities.  We present net cash available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.

A reconciliation of the Company’s cash and cash equivalents per GAAP to net cash position and net cash available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding its ability to pursue activities in the debt markets, including the Company’s intention to reprice the Term Loan and evaluation of Unsecured Notes refinancing, to lower its annual cash interests costs and accelerate free cash flow generation; continue expanding the segments of the gaming floor the Company’s games address; continue product innovation; drive growth for the Company’s installed base and its DWPU, and in the Company’s annual ship share over the next several years; create incremental value for its shareholders; improve its financial profile; and its guidance related to 2017 financial and operational metrics, including Adjusted EBITDA, unit sales, the installed base size and placements, DWPU, revenue and anticipated levels of capital expenditures, depreciation expense, amortization expense, cash interest expense, and income tax provision, including cash tax payments.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 14, 2017 and subsequent periodic reports, and are based on information available to us on the date hereof.

These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with our most recent reports on Form 10-K and Form 10-Q, and the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi is dedicated to providing video and mechanical reel gaming content and technology solutions, integrated gaming payments solutions and compliance and efficiency software to casino operators. Everi Games provides: (a) comprehensive content, electronic gaming units and systems for Native American and commercial casinos, including both Wide-Area Progressive systems and the award winning TournEvent® slot tournament solution; and (b) the central determinant system for the video lottery terminals installed in the State of New York. Everi Payments provides: (a) access to cash at gaming facilities via Automated Teller Machine cash withdrawals, credit card cash access transactions, point of sale debit card transactions, and check verification and warranty services; (b) fully integrated gaming industry kiosks that provide cash access and related services; (c) products and services that improve credit decision making, automate cashier operations and enhance patron marketing activities for gaming establishments; (d) compliance, audit and data solutions; and (e) online payment processing solutions for gaming operators in states that offer intrastate, Internet-based gaming and lottery activities.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND

COMPREHENSIVE LOSS

(In thousands, except loss per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Games	$55,452	$56,218	$165,832	$158,660
Payments	191,870	165,959	561,257	483,286
Total revenues	247,322	222,177	727,089	641,946
Costs and expenses
Games cost of revenue (exclusive of depreciation and amortization)	13,820	15,467	39,503	36,871
Payments cost of revenue (exclusive of depreciation and amortization)	149,838	127,211	436,104	373,366
Operating expenses	29,463	26,996	87,235	87,735
Research and development	4,545	4,460	13,706	14,499
Depreciation	12,539	12,367	34,765	37,172
Amortization	17,322	24,104	52,086	70,887
Total costs and expenses	227,527	210,605	663,399	620,530
Operating income	19,795	11,572	63,690	21,416
Other expenses
Interest expense, net of interest income	23,368	24,815	72,306	74,548
Loss on extinguishment of debt	—	—	14,615	—
Total other expenses	23,368	24,815	86,921	74,548
Loss before income tax	(3,573)	(13,243)	(23,231)	(53,132)
Income tax provision (benefit)	716	(4,989)	3,623	(20,930)
Net loss	(4,289)	(8,254)	(26,854)	(32,202)
Foreign currency translation	602	(394)	1,710	(1,314)
Comprehensive loss	$(3,687)	$(8,648)	$(25,144)	$(33,516)
Loss per share
Basic	$(0.06)	$(0.12)	$(0.40)	$(0.49)
Diluted	$(0.06)	$(0.12)	$(0.40)	$(0.49)
Weighted average common shares outstanding
Basic	66,897	66,049	66,449	66,041
Diluted	66,897	66,049	66,449	66,041

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities
Net loss	$(26,854)	$(32,202)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	86,851	108,059
Amortization of financing costs	4,567	5,023
Loss on sale or disposal of assets	1,580	2,554
Accretion of contract rights	5,845	6,521
Provision for bad debts	7,946	7,192
Write-down of assets	—	4,289
Reserve for obsolescence	46	942
Loss on extinguishment of debt	14,615	—
Stock-based compensation	5,125	4,146
Other non-cash items	—	(38)
Changes in operating assets and liabilities:
Settlement receivables	1,569	9,158
Trade and other receivables	2,767	(1,348)
Inventory	(5,314)	6,315
Prepaid and other assets	(3,337)	2,912
Deferred income taxes	3,174	(22,259)
Settlement liabilities	(41,799)	(22,000)
Accounts payable and accrued expenses	12,981	6,544
Net cash provided by operating activities	69,762	85,808
Cash flows from investing activities
Capital expenditures	(70,057)	(67,025)
Acquisitions, net of cash acquired	—	(694)
Proceeds from sale of fixed assets	4	4,608
Placement fee agreements	(13,132)	(11,187)
Changes in restricted cash and cash equivalents	(149)	88
Net cash used in investing activities	(83,334)	(74,210)
Cash flows from financing activities
Repayments of new credit facility	(2,050)	—
Repayments of prior credit facility	(465,600)	(21,900)
Repayments of secured notes	(335,000)	—
Proceeds from current credit facility	820,000	—
Debt issuance costs and discounts	(19,748)	(480)
Proceeds from exercise of stock options	4,046	—
Purchase of treasury stock	(21)	(17)
Net cash provided by (used in) financing activities	1,627	(22,397)
Effect of exchange rates on cash	1,365	(743)
Cash and cash equivalents
Net decrease for the period	(10,580)	(11,542)
Balance, beginning of the period	119,051	102,030
Balance, end of the period	$108,471	$90,488

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS

TO NET CASH POSITION AND NET CASH AVAILABLE

(In thousands)

	At September 30,	At December 31,
	2017	2016

Cash available
Cash and cash equivalents	$108,471	$119,051
Settlement receivables	127,443	128,821
Settlement liabilities	(197,494)	(239,123)
Net cash position	38,420	8,749

Undrawn revolving credit facility	35,000	50,000

Net cash available	$73,420	$58,749

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA AND

ADJUSTED EBITDA MARGIN

(In thousands)

	Three Months Ended			Three Months Ended
	September 30, 2017			September 30, 2016
	Games	Payments	Total	Games	Payments	Total
Net loss			$(4,289)			$(8,254)
Income tax provision (benefit)			716			(4,989)
Interest expense, net of interest income			23,368			24,815

Operating income (loss)	$1,787	$18,008	$19,795	$(4,183)	$15,755	$11,572

Plus: depreciation and amortization	25,333	4,528	29,861	30,778	5,693	36,471

EBITDA	$27,120	$22,536	$49,656	$26,595	$21,448	$48,043

Non-cash stock compensation expense	403	1,242	1,645	397	982	1,379
Accretion of contract rights	1,936	—	1,936	2,182	—	2,182

Adjusted EBITDA	$29,459	$23,778	$53,237	$29,174	$22,430	$51,604

Total revenues	$55,452	$191,870	$247,322	$56,218	$165,959	$222,177

Adjusted EBITDA Margin	53%	12%	22%	52%	14%	23%

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA AND

ADJUSTED EBITDA MARGIN

(In thousands)

	Nine Months Ended			Nine Months Ended
	September 30, 2017			September 30, 2016
	Games	Payments	Total	Games	Payments	Total

Net loss			$(26,854)			$(32,202)
Income tax provision (benefit)			3,623			(20,930)
Loss on extinguishment of debt			14,615			—
Interest expense, net of interest income			72,306			74,548

Operating income (loss)	$9,300	$54,390	$63,690	$(14,639)	$36,054	$21,416

Plus: depreciation and amortization	72,159	14,692	86,851	90,213	17,846	108,059

EBITDA	$81,459	$69,082	$150,541	$75,574	$53,900	$129,475

Non-cash stock compensation expense	1,441	3,684	5,125	1,236	2,910	4,146
Accretion of contract rights	5,845	—	5,845	6,521	—	6,521
Separation costs for former CEO	—	—	—	—	3,274	3,274
Write-down of note receivable and warrant	—	—	—	4,289	—	4,289
Loss on sale of the aircraft	—	—	—	—	878	878

Adjusted EBITDA	$88,745	$72,766	$161,511	$87,620	$60,962	$148,583

Total revenues	$165,832	$561,257	$727,089	$158,660	$483,286	$641,946

Adjusted EBITDA Margin	54%	13%	22%	55%	13%	23%

 EVERI HOLDINGS INC. AND SUBSIDIARIES

RECONCILIATION OF PROJECTED NET LOSS TO PROJECTED EBITDA

AND PROJECTED ADJUSTED EBITDA

FOR THE YEAR ENDING DECEMBER 31, 2017

(In thousands)

	2017 Adjusted EBITDA Guidance Range(1)
	Low	High
Projected net loss	$(34,000)	$(37,000)
Projected income tax provision	4,000	5,000
Projected interest expense, net of interest income	95,000	96,000
Projected loss on extinguishment of debt	14,000	15,000

Projected operating income	$79,000	$79,000

Plus: projected depreciation and amortization	116,000	118,000

Projected EBITDA	$195,000	$197,000

Projected non-cash stock compensation expense	6,000	7,000
Projected accretion of contract rights	8,000	8,000

Projected Adjusted EBITDA	$209,000	$212,000

(1)	All figures presented are projected estimates for the year ending December 31, 2017.